Exhibit 99.1

FOR RELEASE ON APRIL 30, 2014 at 4:01 PM ET

TESARO ANNOUNCES FIRST-QUARTER 2014 OPERATING RESULTS

•                  Oral Rolapitant New Drug Application on Track for Submission to U.S. FDA in Mid-2014

•                  Multiple Data Presentations Planned for the 2014 ASCO Meeting

•                  Niraparib Phase 3 BRAVO and NOVA Trials Enrolling Patients

•                  Cash and Cash Equivalents Totaled Approximately $180 Million as of March 31, 2014

WALTHAM, MA, April 30, 2014 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported financial results for the first quarter of 2014.

“During the first quarter, we continued to advance and expand our development pipeline and achieved several significant milestones,” said Lonnie Moulder, CEO of TESARO. “We recently initiated patient treatment in the Phase 3 BRAVO trial of niraparib in patients with BRCA-positive breast cancer, concluded enrollment in our third and final Phase 3 trial of rolapitant, and expanded our pipeline to include a platform of several exciting immuno-oncology targets. We look forward to the presentation of the full dataset from each of three rolapitant pivotal trials at the upcoming ASCO and MASCC meetings, and we remain on track to submit the rolapitant NDA to the U.S. FDA in mid-2014.”

Recent Business Highlights

•                  Enrollment is complete in the third and final Phase 3 trial of oral rolapitant, and full data from all three trials is planned for presentation at the 2014 American Society for Clinical Oncology (ASCO) annual meeting and the 2014 Multinational Association of Supportive Care in Cancer (MASCC/ISOO) International Symposium.

•                  An intravenous (IV) rolapitant dose was identified for further clinical development.

•                  Patient treatment has been initiated in the Phase 3 BRAVO study of niraparib in patients with germline BRCA positive breast cancer.

•                  Enrollment continues in the Phase 3 NOVA study of niraparib in patients with high grade serous, platinum-sensitive ovarian cancer.

•                  The clinical activity of a 60 milligram fractionated dose of TSR-011 continues to be evaluated in ALK-positive and TRK-positive patients.

•                  Preclinical work has been initiated for TSR-042 and studies are ongoing in collaboration with AnaptysBio to develop and select antibody drug candidates targeting TIM-3 and LAG-3 as well as dual reactive antibody drug candidates targeting PD-1/TIM-3 and PD-1/LAG-3.

•                  Two posters highlighting TESARO’s niraparib and immuno-oncology programs were presented at the American Association of Cancer Research (AACR) meeting in April.

•                  A public offering of 3,200,000 shares of common stock was completed in February, which generated approximately $94 million in net proceeds.

First-Quarter 2014 Financial Results

•                  TESARO reported a net loss of $49.8 million, or $1.43 per share, for the first quarter of 2014, compared to a net loss of $18.9 million, or $0.66 per share, for the first quarter of 2013.

•                  Research and development expenses increased to $28.1 million for the first quarter of 2014, compared to $16.5 million for the first quarter of 2013, driven primarily by higher costs related to expanded development activities. The Company also recorded $17.0 million of in-process research and development expense during the first quarter of 2014 related to the upfront payment made for its license agreement and collaboration with AnaptysBio.

•                  General and administrative expenses increased to $4.7 million for the first quarter of 2014, compared to $2.4 million for the first quarter of 2013, primarily related to higher non-cash stock-based compensation expense. Excluding the contribution from stock-based compensation, general and administrative expenses increased by $1.1 million for the first quarter of 2014 compared to the same period in 2013, primarily as a result of increases in headcount and professional services fees.

•                  Operating expenses as described above include total non-cash stock-based compensation expense of $2.5 million for the first quarter of 2014, compared to $0.8 million for the first quarter of 2013.

•                  As of March 31, 2014, TESARO had approximately $180 million in cash and cash equivalents, no debt and 36.0 million outstanding shares of common stock. This ending cash and cash equivalents balance reflects the $17.0 million license initiation payment to AnaptysBio in March 2014 and the completion of a public offering of 3,200,000 shares of common stock in February 2014, and represents a net increase of $50 million compared to December 31, 2013.

2014 Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Announce top-line results from the third and final Phase 3 trial of oral rolapitant in patients receiving cisplatin-based, highly emetogenic chemotherapy (HEC) when they become available and present data for the  rolapitant pivotal program at the 2014 ASCO and MASCC conferences;

•                  Submit the oral rolapitant New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in mid-2014;

•                  Complete a multiple ascending dose study of IV rolapitant during the second quarter of 2014 for further evaluation in a subsequent clinical trial, with a goal of supporting a future submission for registration following regulatory approval of the oral formulation of rolapitant;

•                  Continue to advance the Phase 3 trial (NOVA) of niraparib as a maintenance therapy for patients with ovarian cancer and the Phase 3 trial (BRAVO) of niraparib in breast cancer patients with germline BRCA mutations;

•                  Begin enrollment in a Phase 1 study of niraparib in patients with Ewing’s sarcoma by mid-2014;

•                  Identify additional tumor targets in order to expand the niraparib clinical development program;

•                  Further evaluate the clinical activity of a fractionated 60 milligram dose of TSR-011 in ALK-positive and TRK-positive patients;

•                  Advance the development of TSR-042 (anti-PD-1 antibody); and

•                  Select an anti-TIM-3 antibody for clinical development during the second quarter of 2014 and an anti-LAG-3 antibody for clinical development in the third quarter of 2014.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s first quarter operating results today at 4:15 p.m. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development programs for our product candidates and statements under the heading 2014 Corporate Objectives. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings TESARO makes with the Securities and Exchange Commission.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2014

Expenses:
Research and development (1)	$16,503	$28,117
General and administrative (1)	2,400	4,688
Acquired in-process research and development	—	17,000
Total expenses	18,903	49,805
Loss from operations	(18,903)	(49,805)
Interest income	34	5
Net loss	$(18,869)	$(49,800)

Net loss per share applicable to common stockholders - basic and diluted	$(0.66)	$(1.43)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	28,798	34,856

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$332	$910
General and administrative	438	1,628

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2013	March 31, 2014

Assets
Current assets:
Cash and cash equivalents	$130,310	$180,285
Other current assets	4,029	3,317
Total current assets	134,339	183,602

Property and equipment, net	440	1,241
Other assets	799	1,311
Total assets	$135,578	$186,154

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,869	$2,416
Accrued expenses	10,541	13,130
Other current liabilities	13	—
Total current liabilities	12,423	15,546

Other non-current liabilities	3	—

Commitments and contingencies

Total stockholders’ equity	123,152	170,608
Total liabilities and stockholders’ equity	$135,578	$186,154

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